Exhibit 2

DESCRIPTION OF WPP GROUP PLC

SHARE CAPITAL AND AMERICAN DEPOSITARY SHARES

Set forth below is certain information concerning the share capital and American Depositary Shares (“ADSs”) of WPP Group plc, a company incorporated under the laws of England and Wales (“WPP”), including a summary of certain provisions of the memorandum of association of WPP, the articles of association of WPP and the Deposit Agreement, dated as of October 27, 2005, among WPP, Citibank, N.A, as depositary (the “U.S. Depositary”), and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”). Each ADS represents five ordinary shares of 10p each in the capital of WPP. Such information and summary do not purport to be complete and are qualified in their entirety by reference to the full text of the memorandum of association, the articles of association and the Deposit Agreement.

DESCRIPTION OF WPP ORDINARY SHARES

General

The following information is a summary of the material terms of the ordinary shares nominal value 10p each as specified in WPP’s articles of association as presently in effect.

All of the issued WPP ordinary shares are fully paid and not subject to any further calls or assessments by WPP. There are no conversion rights, redemption provisions or sinking fund provisions relating to any WPP ordinary shares.

The WPP ordinary shares are issued in registered form. WPP ordinary shares are represented in certificated form and also in uncertificated form under “CREST.” CREST is an electronic settlement system in the United Kingdom that enables WPP ordinary shares to be evidenced other than by a physical certificate and transferred electronically rather than by delivery of a physical certificate.

Under English law, persons who are neither residents nor nationals of the U.K. may freely hold, vote and transfer ordinary shares in the same manner and under the same terms as U.K. residents or nationals.

Dividends

WPP may, by ordinary resolution, declare a dividend to be paid to the share owners, and may fix the time for payment of such dividend. No dividend may be declared in excess of the amount recommended by WPP’s board of directors (the “Board”).

The Board may from time to time declare and pay to the share owners such interim dividends as appear to the Directors to be justified by the profits of WPP available for distribution. There are no fixed dates on which entitlement to dividends arises on ordinary shares.

Unless the rights attaching to, or the terms of issue of any share state otherwise, all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid and shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on the share. Dividends may be declared or paid in any currency.

No dividend or other monies payable in respect of a share shall bear interest against WPP unless otherwise provided by the rights attached to the share.

With the sanction of an ordinary resolution and the recommendation of the Board payment of all or any part of a dividend may be paid by distributing specific assets, in particular paid up shares or debentures of any other company. The Board may, if authorised by an ordinary resolution, offer a scrip dividend under which share owners may be given the opportunity to elect to receive fully paid ordinary shares instead of cash, or a combination of shares and cash, with respect to future dividends.

If a share owner owes any money to WPP relating in any way to shares, the Board may deduct any of this money from any dividend on any shares held by the share owner, or from other money payable by WPP in respect of the shares. Money deducted in this way may be used to pay the amount owed to WPP.

WPP may pay any dividend or other sum payable in respect of a share by cheque or dividend warrant, or by a bank or other funds transfer system or by such other electronic means to such account as the holder may notify to WPP for the purpose, or in such other way as may be agreed between WPP and the holder. Any such cheque or dividend warrant may be sent by post to the registered address of the holder or to such other address as the holder may notify to WPP for the purpose. In the case of any scrip dividend the Board may decide this right shall not be made available to members resident in any territory where, in the opinion of the Board, compliance with local laws or regulations would be unduly onerous.

Unclaimed dividends and other money payable in respect of a share can be invested or otherwise used by the directors for the benefit of WPP until they are claimed. A dividend or other money remaining unclaimed twelve years after it first became due for payment will be forfeited and cease to remain owing by WPP.

Voting Rights

Subject to disenfranchisement in the event of (i) non-payment of any call or other sum due and payable in respect of any shares or (ii) any non-compliance with any statutory notice requiring disclosure of the beneficial ownership of any shares, and subject to any special rights or restrictions as to voting for the time being attached to any shares on a show of hands, every holder of WPP ordinary shares who (being an individual) is present in person or (being a corporation) is present by a duly authorized representative at a general meeting of WPP will have one vote and every person present who has been appointed as a proxy shall have one vote, and on a poll, every holder of WPP ordinary shares who is present in person or by proxy will have one vote for each share held, except that any proxy who has been appointed by the ADS Depositary shall have such number of votes as equals the number of shares in relation to which such proxy has been appointed.

In the case of joint holders, the vote of the person whose name stands first in the register of members and who tenders a vote is accepted to the exclusion of any votes tendered by any other joint holders.

Return of Capital

In the event of a winding-up or other return of capital of WPP, the assets of WPP available for distribution among the share owners will be divided, subject to the rights attached to any other shares issued on any special terms and conditions, between the holders of WPP ordinary shares according to the respective amounts paid up on those shares. The liquidator may, with the sanction of an extraordinary resolution of the share owners and any other sanction required by statute (A) divide among the share owners in specie the whole or any part of the assets of the WPP; or (B) vest the whole or any part of the assets in trustees on such trusts for the benefit of share owners as the liquidator shall think fit, but no share owner shall be compelled to accept any assets upon which there is any liability.

Restrictions on WPP Shares

If a share owner or any person appearing to be interested in shares in WPP has been duly served with a notice pursuant to section 212 of the U.K. Companies Act and is in default in supplying to WPP the information thereby required within the time specified in such notice, the directors of WPP may serve on such share owner or on any such person a notice (a “Restriction Notice”) in respect of the shares in relation to which the default occurred (“Default Shares”) and any other shares held at the date of the Restriction Notice directing that the share owner shall not, nor shall any transferee to which any of such shares are transferred other than pursuant to a permitted transfer under the WPP articles of association, be entitled to be present or to vote, either in person or by proxy, at any general meeting or class meeting of WPP. Where the Default Shares represent at least 0.25 per cent of the issued shares of WPP of the same class, the Restriction Notice may in addition direct that such a share owner shall not be entitled in respect of the Default Shares to receive any dividend or other distribution or to transfer or agree to transfer any of those shares or any rights in them.

Disclosure of Interests in Shares

The U.K. Companies Act gives WPP power to require persons whom it knows, or reasonably believes are, or have been within the previous three years, interested in its relevant share capital to disclose prescribed particulars of those interests. For this purpose “relevant share capital” means issued share capital of WPP carrying the right to vote in all circumstances at a general meeting of WPP. Failure to provide the information requested within a prescribed period after the date of sending the notice may result in sanctions being imposed against the holder of the relevant shares as provided in the U.K. Companies Act. Under WPP’s articles of association, WPP may also apply the following restrictions depending on the level of the relevant shareholding: the withdrawal of voting and certain other rights, restrictions on the right to receive dividends and to transfer such shares. In this context, the term “interest” is broadly defined and will generally include an interest of any kind in shares, including the interest of a holder of an ADS.

In addition, under the U.K. Companies Act, any person who acquires either alone or, in certain circumstances, with others a direct or indirect interest in the relevant share capital of WPP in excess of the “notifiable percentage”, currently 3% or 10% for certain types of interest, is obligated to disclose prescribed information to WPP with respect to those shares within two business days. An obligation of disclosure also arises when such person’s notifiable interest subsequently falls below the notifiable percentage or where, above that level, the percentage level in which such person is interested increases or decreases.

Changes in Share Capital

WPP may from time to time by ordinary resolution:

•	increase its share capital by the amount, to be divided into shares of the amounts, that the resolution prescribes;

•	consolidate and divide all or any of its share capital into shares of a larger amount;

•	sub-divide all or part of its share capital into shares of a smaller amount but so that the proportion between the amount paid up and the amount (if any) not paid up on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived and the resolution may determine that any of the shares resulting from the sub-division may have any preference or advantage or have qualified or deferred rights or be subject to any restrictions; and

•	cancel any shares which have not, at the date of the ordinary resolution, been taken or agreed to be taken by any person and diminish the amount of its authorised share capital by the amount of the shares so cancelled.

Subject to the provisions of the U.K. Companies Act and any other statute and to any rights conferred on the holders of any class of shares, WPP may by special resolution:

•	purchase all or any of its shares of any class, including any redeemable shares; and

•	reduce its share capital and any capital redemption reserve or share premium account in any way.

Variation of Rights

Whenever the share capital of WPP is divided into different classes of shares, all or any of the rights for the time being attached to any class of shares may from time to time (whether or not WPP is being wound up) be varied, either with the consent in writing of the holders of three-fourths in nominal value of the issued shares of that class or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of those shares. At any separate general meeting, the necessary quorum is two persons holding or representing by proxy at least one-third in nominal amount of the issued shares of the class in question (but at any adjourned meeting, any person holding shares of the class or his proxy is a quorum).

Unless otherwise expressly provided by the terms of their issue, the rights attached to any class of shares shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with them.

Uncertificated Shares — General Powers

In relation to any uncertificated share, WPP may utilise the relevant system in which it is held to the fullest extent available from time to time in the exercise of any of its powers or functions under any applicable statutory provision or the articles of association or otherwise in effecting any action. Any provision in the WPP articles of association in relation to uncertificated shares which is inconsistent with any applicable statutory provision shall not apply. WPP may, by notice in writing to the holder of an uncertificated share, require the holder to change the form of that share to certificated form within such period as may be specified in the notice. For the purpose of effecting any action by WPP, the Board of WPP may determine that holdings of the same share owner in uncertificated form and in certificated form shall be treated as separate holdings.

Redeemable Shares and Purchase of Own Shares

Subject to the U.K. Companies Act, and without prejudice to any rights attaching to any existing shares or class of shares, in such manner as is provided in the articles of association, shares may be issued that are to be redeemed or which at the option of WPP or the holder are liable to be redeemed.

Subject to the U.K. Companies Act and to Chapter 12 of the listing rules of the United Kingdom Listing Authority (the “Listing Rules”) and without prejudice to any relevant special rights attached to any class of shares, WPP may purchase any of its own shares of any class in any way and at any price (whether at par or above or below par).

Transfer of Shares

Unless the articles of association specify otherwise, a share owner may transfer some or all of his or her shares to another person in any manner that is permitted by the U.K. Companies Act and is approved by the Board. Transfers of uncertificated shares must be carried out in accordance with applicable statutes. The instrument of transfer for certificated shares must be signed by or on behalf of the transferor and, except in the case of a fully paid share, by or on behalf of the transferee and must be delivered to the registered office or any other place the directors decide. The Board may refuse to register a transfer:

(1) if it is of shares that are not fully paid;

(2) if it is of shares on which WPP has a lien;

(3) if it is not stamped and duly presented for registration together with the share certificate and evidence of title as the Board reasonably requires;

(4) if it is with respect to more than one class of shares;

(5) if it is in favor of more than four persons jointly; or

(6) in certain circumstances, if the holder has failed to provide the required particulars to WPP as described under “Disclosure of Interests in Shares” above.

WPP may not refuse to register transfers of WPP ordinary shares if this refusal would prevent dealings in the shares on the London Stock Exchange from taking place on an open and proper basis.

If the Board refuses to register a transfer of a share, it shall, within two months after the date on which the transfer was lodged, send to the transferee notice of the refusal.

The registration of transfers may be suspended at any time and for any period (not exceeding 30 days in any year) as the directors may determine, except that the registration of the transfer of shares held in uncertificated form may only be suspended as permitted by U.K. regulation.

General Meetings and Notices

The Board shall convene and WPP shall hold annual general meetings in accordance with the applicable statutes, including the U.K. Companies Act, the Uncertificated Securities Regulations 2001 and every other statute, statutory instrument, regulation or order for the time being in force concerning companies registered under the U.K. Companies Act (the “Statutes”). All general meetings other than annual general meetings shall be called extraordinary general meetings. The Board may convene an extraordinary general meeting whenever and at such times and places as it shall determine.

An extraordinary general meeting shall also be convened by the Board on the requisition of members under the statutes or, in default, may be convened by such requisitionists, as provided by the Statutes. The Board shall comply with the Statutes regarding the giving and the circulation, on the requisition of members, of notices of resolutions and of statements with respect to matters relating to any resolution to be proposed or business to be dealt with at any general meeting of WPP.

An annual general meeting and an extraordinary general meeting called for the passing of a special resolution or a resolution of which special notice is required by the Statutes or a resolution appointing any person (other than a retiring director) as a director shall be called by not less than twenty-one clear days’ notice. All other extraordinary general meetings shall be called by not less than fourteen clear days’ notice. Subject to the provisions of the U.K. Companies Act, to the provisions of the articles of association and to any restrictions imposed on any shares, the notice shall be sent to all the members, to each of the directors and to the auditors.

The notice shall specify the place, day and time of the meeting, and the general nature of the business to be transacted. It shall also state in a reasonably prominent place that a member entitled to attend and vote can appoint one or more proxies (who need not be members) to attend, speak and vote instead of that member. The accidental omission to give notice of a general meeting to, or the non-receipt of notice by, any person entitled to receive the notice shall not invalidate the proceedings of that meeting.

No business shall be transacted at any general meeting unless the requisite quorum is present when the meeting proceeds to business. Except as otherwise provided by the articles two members present in person or by proxy and entitled to vote shall be a quorum.

The Board may make any security arrangements which it considers appropriate relating to the holding of a general meeting of WPP including, without limitation, arranging for any person attending a meeting to be searched and for items of personal property which may be taken into a meeting to be restricted. A director or the secretary may refuse entry to a meeting to any person who refuses to comply with any such arrangements and eject from a meeting any person who causes the proceedings to become disorderly.

A director shall be entitled to attend and speak at any general meeting of WPP Group whether or not he is a member. The chairman may invite any person to attend and speak at any general meeting of WPP Group if he considers that such person has the appropriate knowledge or experience of WPP Group’s business to assist in the deliberations of the meeting.

A general meeting may be held at more than one place if the notice convening the meeting specifies that it shall be held at more than one place or the Board resolves, after the notice convening the meeting has been given, that the meeting shall be held at more than one place. A general meeting held at more than one place is duly constituted and its proceedings are valid if the chairman of the meeting is satisfied that facilities (whether by electronic means or otherwise) are available to enable each person present at each place to participate in the business of the meeting. Each person present at each place in person or by proxy and entitled to vote shall be counted in the quorum for, and shall be entitled to vote at, the meeting. The meeting is deemed to take place at the place at which the chairman of the meeting is present.

At a general meeting an ordinary resolution or any other question (other than a special or extraordinary resolution) put to the vote of the meeting shall be decided on a show of hands, unless (before, or immediately after the declaration of the result of, the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded by the chairman of the meeting, or at least five members present in person or by proxy having the right to vote on the resolution, or a member or members present in person or by proxy representing in aggregate not less than one-tenth of the total voting rights of all the members having the right to vote on the resolution, or a member or members present in person or by proxy holding shares conferring the right to vote on the resolution on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right and a demand for a poll by a person as proxy for a member shall be as valid as if the demand were made by the member himself.

All special resolutions and extraordinary resolutions shall be decided on a poll. If a poll is demanded (and the demand is not withdrawn), it shall be taken at such time (either at the meeting at which the poll is demanded or within thirty days after the meeting), at such place and in such manner (including by electronic means) as the chairman of the meeting shall direct and he may appoint scrutineers (who need not be members). On a poll votes may be given either personally or by proxy and a member entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

In the case of an equality of votes, either on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place, or at which the poll is demanded, as the case may be, shall be entitled to a further or casting vote in addition to any other vote or votes to which he may be entitled.

Liability of Directors and Officers

English law does not permit a company to exempt any director or officer of the company or any person employed by the company as an auditor from any liability arising from negligence, default, breach of duty or breach of trust against the company.

Registrar

The registrar for WPP ordinary shares is Computershare Investor Services PLC, P.O. Box 82, The Pavilions, Bridgwater Road, Bristol BS13 8AE, England.

Exemption from NASDAQ Rules

WPP’s ADSs are listed on the NASDAQ National Market. As permitted by Rule 4350(a) of the NASD Marketplace Rules, WPP follows UK practice in lieu of some of the requirements of Rule 4350 as they pertain to matters of corporate governance. In particular, WPP does not follow the following requirements of Rule 4350:

•	The requirements of Rule 4350(c)(4) that nominations for election to a listed company’s board of directors be made by a majority of the independent directors or a committee consisting solely of independent directors. In compliance with the Combined Code of the UK Financial Reporting Council (the “Combined Code”), which is applicable to all United Kingdom listed companies, a majority of the members of WPP’s nominations committee are independent, non-executive directors (as defined in the Combined Code).

•	The requirement of Rule 4350(f) pursuant to which a listed company must provide in its bylaws that the quorum for any meeting of the holders of common stock shall not be less than 33-1/3 percent of the outstanding shares of the company’s common voting stock. As permitted by the Statutes and the Listing Rules and other relevant UK authority, except as otherwise provided by WPP’s articles of association two members present in person or by proxy and entitled to vote shall be a quorum for a meeting of share owners.

•	The requirement of Rule 4350(i) pursuant to which a listed company must obtain shareholder approval when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended pursuant to which stock may be acquired by officers, directors, employees or consultants, subject to certain exceptions. Under the Companies Act and the Listing Rules, there are a number of exceptions to the requirement to obtain shareholder consent when a transaction involves the issue or transfer of shares to an employee as part of an employee share scheme, and when one or more of these exceptions applies to a share scheme WPP may decide not to obtain shareholder approval for the scheme.

DESCRIPTION OF WPP AMERICAN DEPOSITARY SHARES

General

The following is a summary description of the ADSs and certain of the rights of holders and beneficial owners of the ADSs. Summaries, by their nature, lack the precision of the information summarised and the rights and obligations of holders and beneficial owners of ADSs will be determined by the Deposit Agreement and not by the summary. Holders and beneficial owners of ADSs, as well as any holders of ordinary shares who will elect to hold ordinary shares in the form of ADSs, are encouraged to review the Deposit Agreement in its entirety and the form of WPP American Depository Receipt (“ADR”) attached to the Deposit Agreement. A copy of the Deposit Agreement is on file with the SEC under cover of a Registration Statement on Form F-6. A copy of the Deposit Agreement may be obtained from the SEC’s Public Reference Room at 100 F Street N.E., Washington DC 20549 and from the SEC’s website at www.sec.gov.

Each ADS represents an ownership interest in, and the right to receive, five WPP ordinary shares, on deposit with the custodian, which currently is Citibank, N.A.—London Branch. Each ADS will also represent securities, cash or other property deposited with the U.S. Depositary but not distributed to ADS holders. The U.S. Depositary’s principal office is located at 388 Greenwich Street, 14th Floor, New York, New York 10013, and the custodian’s principal office is located at 25 Molesworth Street, Lewisham, London SE1 7EX, England.

Because the U.S. Depositary will be the legal owner of the underlying ordinary shares, ADS holders will generally exercise their rights as share owners through the depositary.

Dividends and Distributions

Holders of ADSs generally have the right to receive the distributions made by WPP on the securities deposited with the custodian. Receipt by holders of these distributions may be limited, however, by legal and practical constraints. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as at a specified record date.

Distributions of Cash

Whenever the U.S. Depositary receives confirmation from the custodian of the receipt of any cash dividend or other cash distribution on any of the securities on deposit with the custodian, the U.S. Depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders of ADSs, subject to English law and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders of ADSs will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement.

Distributions of WPP Shares

Whenever WPP makes a free distribution of ordinary shares for the securities on deposit with the custodian, the U.S. Depositary will either (i) distribute to holders of ADSs representing the ordinary shares deposited or (ii) modify the ADS-to-ordinary shares ratio, in which case each ADS will represent rights and interests in the additional ordinary shares so deposited. Only whole ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the Depositary may sell all or a portion of the ordinary shares so distributed.

No such distribution of ADSs will be made if it would violate U.S. securities laws or if it is not operationally practicable. If the U.S. Depositary does not distribute ADSs as described above, it may sell the ordinary shares received upon the terms described in the Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever WPP intends to distribute rights to purchase additional ordinary shares, WPP will give prior notice to the U.S. Depositary. In such case, the U.S. Depositary shall consult with WPP as to the lawfulness of making such distribution and shall determine whether such distribution is reasonably practicable.

The U.S. Depositary will distribute the rights only if WPP makes a timely request for the U.S. Depositary to make such distribution available, such distribution is reasonably practicable and the lawfulness of such distribution has been established to the reasonable satisfaction of WPP and the U.S. Depositary. The U.S. Depositary will establish procedures to distribute rights to purchase additional ADSs to ADS holders and to enable such holders to exercise such rights. Holders of ADSs may have to pay fees, expenses, taxes and other governmental charges to subscribe for ADSs upon the exercise of their rights. The U.S. Depositary is not obliged to establish procedures to facilitate the distribution and exercise by holders of rights to purchase ordinary shares other than in the form of ADSs.

The U.S. Depositary will sell the rights that are not exercised or distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders of ADSs as in the case of a cash distribution. If the U.S. Depositary is unable to sell the rights, it will allow the rights to lapse. There can be no assurance that holders of ADSs will be given the same opportunity to receive or exercise rights on the same terms and conditions as the share owners or be able to exercise such rights.

Elective Distributions

Whenever WPP intends to distribute a dividend payable at the election of share owners, either in cash or in additional ordinary shares, WPP will give prior notice thereof to the U.S. Depositary and will indicate whether or not WPP wishes the elective distribution to be made available to holders of ADSs. In such case, the U.S. Depositary shall consult with WPP as to the lawfulness of making such distribution and shall determine whether such distribution is reasonably practicable.

The U.S. Depositary will make the elective distribution available to holders of ADSs only if WPP makes a timely request for the U.S. Depositary to make such distribution available, such distribution is reasonably practicable and the lawfulness of such distribution shall have been established to the reasonable satisfaction of the U.S. Depositary and WPP. In such case, the U.S. Depositary will establish procedures to enable holders of ADSs to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to holders of ADSs, such holders will receive either cash or additional ADSs, depending on what a share owner in England would receive upon failing to make an election, as more fully described in the Deposit Agreement. There can be no assurance that holders of ADSs will be given the opportunity to receive elective distributions on the same terms and conditions as share owners.

Other Distributions

Whenever WPP intends to distribute property other than cash, ordinary shares or rights to purchase additional Ordinary shares, WPP will notify the U.S. Depositary in advance. In such case, the U.S. Depositary shall consult with WPP as to the lawfulness of such distribution to holders of ADSs and shall determine whether such distribution is reasonably practicable.

The U.S. Depositary will distribute the property, such distribution is reasonably practicable and the lawfulness of such distribution shall have been established to the reasonable satisfaction of WPP and the U.S. Depositary. In such case, the U.S. Depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders of ADSs under the terms of the Deposit Agreement. In order to pay such taxes and governmental charges, the U.S. Depositary may sell all or a portion of the property received.

If the U.S. Depositary does not distribute the property to holders of ADSs, it will determine an equitable and practical method of effecting the distribution which may include the sale of the property and the distribution of the proceeds of such a sale to holders as in the case of a cash distribution.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for holders of ADSs may change from time to time. For example, there may be a change in nominal or par value, a division, cancellation, consolidation or reclassification of ordinary shares or a recapitalisation, reorganisation, merger, consolidation or sale of assets.

If any such change were to occur, ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The ADS Depositary may instead deliver new securities received in exchange for the ordinary shares held on deposit to holders of ADSs, provided the lawfulness of such delivery has been established to the satisfaction of the U.S. Depositary and WPP, or call for the exchange of existing ADSs for new securities. If the U.S. Depositary may not lawfully distribute such securities to holders of ADSs, the U.S. Depositary may sell such securities and distribute the net proceeds to holders of ADSs as in the case of a cash distribution.

Issue of ADSs Upon Deposit Ordinary Shares

The U.S. Depositary may create ADSs on behalf of the holders of ADSs if holders or their brokers deposit ordinary shares with the custodian. The U.S. Depositary will deliver these ADSs to the person indicated by the holder of ADSs only after such holder pays any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. The ability of holders to deposit ordinary shares and receive ADSs may be limited by U.S. and English laws applicable at the time of deposit.

The issue of ADSs may be delayed until the U.S. Depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The U.S. Depositary will only issue ADSs in whole numbers.

When holders of ADSs make a deposit of ordinary shares, they will be responsible for transferring good and valid title to the U.S. Depositary. Any such holders will be deemed to represent and warrant that:

(i)	the ordinary shares are duly authorised, validly issued, fully paid and non-assessable;

(ii)	all pre-emptive rights, if any, with respect to such ordinary shares have been validly waived or exercised; and

(iii)	holders of ADSs are duly authorised to deposit the ordinary shares.

If any of the representations or warranties are incorrect in any way, WPP and the U.S. Depositary may, at the cost and expense of the holders making such incorrect representations or warranties, take any and all actions necessary to correct the consequences of the misrepresentations.

Transferability of ADSs

WPP ADRs evidencing the ADSs may be endorsed with, or have incorporated in the text, legends or recitals that may be necessary under the Deposit Agreement, applicable laws or regulations, or any book-entry system in which ADSs are held. Holders and beneficial owners of ADSs are deemed to have notice of and to be bound by the terms and conditions of the legends set forth on the ADRs.

Subject to the limitations contained in the Deposit Agreement and in the ADR, title to an ADR (and to each ADS evidenced thereby) shall be transferable upon the same terms as a certificated security under the laws of New York, provided that an ADR to be transferred has been properly endorsed or is accompanied by the proper instruments of transfer.

Neither the U.S. Depositary nor WPP will have any obligation, nor will they be subject to any liability to any holder or beneficial owner of ADSs under the Deposit Agreement or any ADR, unless such ADSs are registered on the books of the U.S. Depositary in the name of such holder or, in the case of a beneficial owner, such ADSs are registered on the books of the U.S. Depositary in the name of such beneficial owner, or the beneficial owner’s representative. Such holders in whose name ADSs are registered on the books of the U.S. Depositary shall be treated as the absolute owners of the ADSs registered in their names.

The U.S. Depositary shall make arrangements for the acceptance of ADSs into DTC. A single ADR in the form of a balance certificate will evidence all ADSs held through DTC and will be registered in the name of the nominee for DTC. As such, the nominee will be the only registered holder of the balance certificate ADR. Each beneficial owner of ADSs held through DTC must rely upon the procedures of DTC and the DTC participants to exercise or be entitled to any rights attributable to such ADSs. Ownership interests in the balance certificate ADR registered in the name of the nominee for DTC will be shown on, and transfers of such ownership interests will be effected through, records maintained by (i) DTC or its nominee (with respect to the interests of DTC participants); or (ii) DTC participants or their nominees (with respect to the interests of clients of DTC participants).

WPP may restrict transfers of ADSs which could result in the total number of ordinary shares represented by ADSs owned by a single holder or beneficial owner exceeding limits imposed by applicable law or WPP’s articles of association. WPP may also, subject to applicable law, instruct the U.S. Depositary to take certain actions with respect to the ownership interests of any holder or beneficial owner in excess of such limits, including restricting the transfer of, removing or restricting the voting rights of or disposing of such holder’s or beneficial owner’s ADSs.

Transfer, Combination and Division of WPP ADR Certificates

Holders of WPP ADRs will be entitled to transfer, combine or divide their WPP ADRs and the ADSs evidenced thereby. For transfers of WPP ADRs, holders will have to surrender the WPP ADRs to be transferred to the ADS Depositary and must also:

(i)	ensure that the surrendered WPP ADR is properly endorsed or accompanied by proper instruments of transfer;

(ii)	provide such proof of identity and authenticity of signatures as the U.S. Depositary deems appropriate;

(iii)	provide any transfer stamps required by the State of New York or the United States; and

(iv)	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADS holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

To have WPP ADRs either combined or divided, holders of ADRs must surrender the ADRs in question to the U.S. Depositary with their request to have them combined or divided, and must pay all applicable fees, charges and expenses payable by ADS holders, pursuant to the terms of the Deposit Agreement, upon a combination or division of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

Holders of ADSs will be entitled to present their ADSs to the U.S. Depositary for cancellation and to then receive the corresponding number of underlying ordinary shares at the custodian’s office. A holder’s ability to withdraw the ordinary shares may be limited by U.S. and English law applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by ADSs, holders of ADSs will be required to pay to the U.S. Depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. Holders of ADSs assume the risk for delivery of all funds and securities upon withdrawal. Once cancelled, the ADSs will not have any rights under the Deposit Agreement.

If a holder of ADSs holds an ADR registered in the holder’s name, the U.S. Depositary may require such holder to provide proof of identity and authenticity of any signature and such other documents as the U.S. Depositary may deem appropriate before it will cancel ADSs. The withdrawal of the ordinary shares represented by ADSs may be delayed until the U.S. Depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please note that the U.S. Depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

Holders of ADSs will have the right to withdraw the securities represented by their ADSs at any time except for:

(i)	temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed; or (ii) ordinary shares are immobilized on account of a share owners’ meeting or a payment of dividends;

(ii)	obligations to pay fees, taxes and similar charges;

(iii)	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit; and

(iv)	other circumstances contemplated by the General Instructions to Form F-6 under the Securities Act, as such General Instructions may be amended from time to time.

Voting Rights

Holders of ADSs generally have the right under the Deposit Agreement to act as proxy of the U.S. Depositary in respect of a meeting at which holders of ordinary shares are entitled to vote. Holders may appoint either a person nominated by the U.S. Depositary or any other person, including themselves, as a substitute proxy to attend, vote and speak on behalf of the U.S. Depositary with respect to the ordinary shares underlying their ADSs, subject to WPP’s Articles.

In respect of each meeting of the holders of ordinary shares, the U.S. Depositary will distribute to each registered holder of ADSs:

(i)	such information as is contained in the notice of the meeting or in the solicitation materials received by the U.S. Depositary from WPP;

(ii)	a proxy card;

(iii)	a statement that each holder of record at the close of business on the voting record date established by the U.S. Depositary in respect of such meeting will be entitled, subject to any applicable law and WPP’s articles of association, either (x) to use the proxy card to attend, vote and speak at the meeting as the proxy of the U.S. Depositary solely with respect to the ordinary shares represented by such registered holder’s ADSs, (y) to appoint any other person as the substitute proxy of such registered holder, or (z) to appoint the person nominated by the U.S. Depositary as the substitute proxy of such registered holder and to instruct such person as to the voting of the ordinary shares represented by such ADSs; and

(iv)	if the person nominated by the U.S. Depositary is to be appointed by such registered holder, a brief statement as to the manner in which voting instructions may be given to such person.

Please note that the ability of the U.S. Depositary to carry out voting instructions may be limited by practical and legal constraints and the terms of the securities on deposit. WPP cannot assure holders of ADSs that they will receive voting materials in time to enable them to return voting instructions to the U.S. Depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

Holders of ADSs are currently required to pay the following service fees to the U.S. Depositary:

Service		Rate	By Whom Paid

(1)	Issuance of ADSs upon deposit of Shares (excluding issuances as a result of distributions described in paragraph (4) below).	Up to U.S.$5.00 per 100 ADSs (or fraction thereof) issued.	Person depositing Shares or person receiving ADSs.

(2)	Delivery of Deposited Securities against surrender of ADSs.	Up to U.S.$5.00 per 100 ADSs (or fraction thereof) surrendered.	Person surrendering ADSs for purpose of withdrawal of Deposited Securities or person to whom deposited Securities are delivered.

(3)	Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements).	Up to U.S.$2.00 per 100 ADSs (or fraction thereof) held, unless prohibited by the exchange upon which the ADSs are listed.	Person to whom distribution is made.

(4)	Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs.	Up to U.S.$5.00 per 100 ADSs (or fraction thereof) issued, unless prohibited by the exchange upon which the ADSs are listed.	Person to whom distribution is made.

(5)	Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off shares).	Up to U.S.$5.00 per unit of 100 securities (or fraction thereof) distributed.	Person to whom distribution is made.

(6)	Depositary Services.	Up to U.S.$2.00 per 100 ADSs (or fraction thereof) held as of the last day of each calendar year, except to the extent of any cash dividend fee(s) charged under paragraph (3) above during the applicable calendar year.	Person of record on last day of any calendar year.

(7)	Transfer of ADRs.	U.S.$1.50 per certificate presented for transfer.	Person presenting certificate for transfer.

Holders of ADSs will also be responsible for the payment of certain fees and expenses incurred by the U.S. Depositary, and certain taxes and governmental charges, such as:

(i)	fees for the transfer and registration of ordinary shares charged by the Registrars for the ordinary shares in the United Kingdom (i.e. upon deposit and withdrawal of ordinary shares);

(ii)	expenses incurred in converting foreign currency into U.S. dollars;

(iii)	expenses for cable, telex and fax transmissions and for delivery of securities;

(iv)	taxes and duties upon the transfer of securities (i.e. when ordinary shares are deposited or withdrawn from deposit); and

(v)	fees and expenses incurred in connection with the delivery of ordinary shares on deposit.

WPP has agreed to pay various other charges and expenses of the U.S. Depositary. Please note that the fees and charges that holders of ADSs may be required to pay may vary over time and may be changed by WPP and by the U.S. Depositary. Holders of ADSs will receive prior notice of such changes.

Compliance with Information Requests

Holders and beneficial owners of ADSs will be required to comply with requests to provide information from WPP in accordance with applicable law, the rules and requirements of the London Stock Exchange or any other stock exchange on which ordinary shares or ADSs are at any time registered, traded or listed or WPP’s articles of association. Information requested may include the capacity in which a holder or beneficial owner of ADSs owns ADSs, the identity of any other persons interested in such ADSs and the nature of such interests and whether or not a person is a holder or beneficial owner of ADSs at the time of such request. Failure to comply with such requests may result in the imposition of sanctions against the holder of the ADSs in respect of which the non-complying person is or was, or appears to be or has been, interested, including the withholding of voting rights of such ordinary shares underlying the ADSs and restrictions on the rights to receive dividends on and to transfer or withdraw such ADSs.

In addition, each holder and beneficial owner of ADSs who is or becomes directly or indirectly interested in three per cent. or more of the outstanding ordinary shares (including those ordinary shares underlying the ADSs), or is aware that another person for whom it holds such ADSs is so interested will be required, pursuant to the Act, to notify WPP within two business days after becoming so interested or so aware.

Amendments and Termination

WPP may agree with the U.S. Depositary to modify the Deposit Agreement at any time without the consent of the holders. WPP will give holders 60 days’ prior notice of any modifications that would impose or increase any fees or changes or that would prejudice any of their substantial rights under the Deposit Agreement. WPP will not consider it to be materially prejudicial to the substantial rights of holders of ADSs if any modifications or supplements are made that are reasonably necessary for the ADSs to be registered under the U.S. Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges that holders of ADSs are required to pay. In addition, WPP may not be able to provide holders of ADSs with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

Holders of ADSs will be bound by the modifications to the Deposit Agreement if they continue to hold ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent holders of ADSs from withdrawing the ordinary shares represented by ADSs (except as required by law).

WPP has the right to direct the U.S. Depositary to terminate the Deposit Agreement. Similarly, the U.S. Depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the U.S. Depositary must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under the Deposit Agreement:

(i)	For a period of six months after termination, holders of ADSs will be able to request the cancellation of their ADSs and the withdrawal of the ordinary shares represented by their ADSs, and the delivery of all other property held by the U.S. Depositary in respect of those ordinary shares on the same terms as prior to the termination. During this six-month period, the U.S. Depositary will continue to collect all dividends received on the ordinary shares on deposit but will not distribute any such property to holders of ADSs until such holders request the cancellation of their ADSs.

(ii)	After the expiration of such six-month period, the U.S. Depositary may sell the securities held on deposit. The U.S. Depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the U.S. Depositary will have no further obligations to holders other than to account for any funds held for the holders of ADSs that are still outstanding.

Books of U.S. Depositary

The U.S. Depositary will maintain ADS holder records at its depositary office in New York. Holders of ADSs may inspect such records at the office of the U.S. Depositary during regular business hours but solely for the purpose of communicating with other ADS holders in respect of business matters relating to WPP, the ADSs and the Deposit Agreement.

The U.S. Depositary will maintain facilities in New York to record and process the issue, cancellation, combination, division and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits the obligations of WPP and the U.S. Depositary to holders of ADSs. Please note the following:

(i)	WPP and the U.S. Depositary are obliged only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith and using their reasonable judgement;

(ii)	the U.S. Depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement;

(iii)	WPP and the U.S. Depositary disclaim any liability if WPP is prevented or forbidden from acting on account of any law or regulation, any provision of WPP’s articles of association, any provision of any securities on deposit or by reason of any act of God or war or terrorism or other circumstances beyond their control;

(iv)	WPP and the U.S. Depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in WPP’s articles of association or in any provisions of securities on deposit; and

(v)	WPP and the U.S. Depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs, or any other person believed by either WPP or the U.S. Depositary in good faith to be competent to give such advice or information.

Pre-Release Transactions

The U.S. Depositary may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs for cancellation. These transactions are commonly referred to as pre-release transactions. The Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (for example, the need to receive collateral, the type of collateral required and the representations required from brokers). The U.S. Depositary may retain the compensation received from the pre-release transactions.

Taxes

Holders of ADSs will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. WPP, the U.S. Depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders of ADSs will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The U.S. Depositary may refuse to issue ADSs, to deliver, transfer, divide and combine WPP ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The U.S. Depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on their behalf. Moreover, holders of ADSs may be required to provide to the U.S. Depositary and to the custodian proof of taxpayer status and residence and such other information as the U.S. Depositary and the custodian may require to fulfil legal obligations. Holders of ADSs are required to indemnify WPP, the U.S. Depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for holders of ADSs.

Foreign Currency Conversion

The U.S. Depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. Holders of ADSs may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practicable or lawful, or if any required approvals are denied or are not obtainable at a reasonable cost or within a reasonable period, the U.S. Depositary may take the following actions in its discretion:

(i)	convert the foreign currency to the extent practical and lawful, and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

(ii)	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

(iii)	hold the foreign currency (without liability for interest) for the applicable holders.

MATERIAL TAX CONSEQUENCES

U.S. Federal Income Tax Consequences of Owning ADSs and Ordinary Shares

In general, for U.S. federal income tax purposes, U.S. holders of ADSs will be treated as the owners of the underlying ordinary shares, and deposits and withdrawals of ordinary shares by U.S. holders in exchange for ADSs will not be subject to U.S. federal income tax.

Taxation of Dividends. For U.S. federal income tax purposes, a U.S. holder will generally include in gross income the amount of any dividend paid by WPP to the extent paid out of WPP’s current and/or accumulated earnings and profits, as determined for U.S. federal income tax purposes, as ordinary income when the dividend is actually received by the U.S. holder in the case of ordinary shares or constructively received by the U.S. holder in the case of dividends paid to the U.S. Depositary with respect to ADSs. Dividends paid to an individual U.S. holder currently are taxable at a maximum tax rate of 15% (provided the U.S. holder satisfies certain holding period requirements) and to a corporate U.S. holder at a 35% tax rate. Dividends generally will be income from sources outside of the U.S. for foreign tax credit limitation purposes, and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations (except, as provided in Section 243(e)), to the extent paid out of earnings and profits accumulated by a U.S. corporation). Distributions in excess of WPP’s current and/or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in the ADSs or ordinary shares and thereafter as capital gain.

The amount of the dividend includible in the income of a U.S. holder will be the U.S. dollar value of the dividend determined at the spot rate on the date that dividend is includible in the income of the U.S. holder, regardless of whether the payment is in fact converted into U.S. dollars. A U.S. holder will have a basis in any pound sterling distributed by WPP equal to the U.S. dollar value of the pound sterling on the date it is actually or constructively received by the U.S. holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is includible in income to the date that payment is converted into U.S. dollars will be treated as ordinary income or loss. This gain or loss will generally be income from sources within the U.S. for foreign tax credit limitation purposes.

Taxation of Capital Gains. Upon a sale or other disposition of ADSs or ordinary shares, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. holder’s tax basis, determined in U.S. dollars, in the ADSs or ordinary shares. Gain or loss recognized will be long-term capital gain or loss with respect to ADSs or ordinary shares held for more than 12 months at the time of the sale or other disposition and any gain recognized generally will be income from sources within the U.S. for foreign tax credit limitation purposes.

A U.S. holder that is liable for both U.S. federal income tax and U.K. tax on a sale or other disposition of ADSs or ordinary shares should consult with his or her tax advisor to determine the U.S. holder’s entitlement to credit the U.K. tax against the U.S. holder’s U.S. federal income tax liability.

Backup Withholding and Information Reporting. In general, dividend payments with respect to ADSs or ordinary shares and proceeds from the sale or other disposition of ADSs or ordinary shares made (or deemed made) within the United States may be subject to information reporting to the U.S. IRS and U.S. backup withholding (currently at a rate of 28%). Backup withholding will generally not apply to a U.S. holder if such U.S. holder (i) provides his or her taxpayer identification number (social security number or employer identification number) and certifies that such U.S. holder is not subject to backup withholding on the substitute Form W-9 that will be included as part of the form of election transmittal letter or (ii) otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided the holder furnished the required information to the Internal Revenue Service.

United Kingdom Tax Consequences of Owning ADSs and Ordinary Shares

Taxation of Distributions

Under current U.K. tax law, WPP is not required to withhold tax at source from dividend payments that it makes.

Taxation of Capital Gains

A U.S. holder who is neither resident nor (in the case of an individual) ordinarily resident for tax purposes in the U.K. will not generally be liable for U.K. tax on capital gains realized on the disposal of ADSs or ordinary shares unless at the time of disposal:

•	the U.S. holder carries on a trade, profession or vocation in the U.K. through a branch, agency or permanent establishment; and

•	the ADSs or ordinary shares are or have been used, held or acquired for the purposes of the trade, profession, vocation, branch, agency or permanent establishment.

Inheritance and Gift Taxes

An individual who is domiciled in the U.S. and who is not a national of the U.K. for purposes of the U.K.-U.S. Estate and Gift Tax Treaty will generally not be subject to U.K. inheritance tax in respect of the ADSs or ordinary shares on the individual’s death or on a gift of the ADSs or ordinary shares during the individual’s lifetime, provided that any applicable U.S. federal gift or estate tax liability is paid. In the exceptional case where the ADSs or ordinary shares are subject both to U.K. inheritance tax and to U.S. federal gift or estate tax, the U.K.-U.S. Estate and Gift Tax Treaty generally provides for any tax paid in the U.K. to be credited against tax payable in the U.S. or for any tax paid in the U.S. to be credited against tax payable in the U.K. based on priority rules set out in that treaty.

Stamp Duty and Stamp Duty Reserve Tax

Under current U.K. tax law, stamp duty or stamp duty reserve tax of 1.5% is levied on the value of the ordinary shares underlying the ADSs when they are transferred to the ADS depository.

No stamp duty will be payable on the acquisition or subsequent transfer of ADSs or beneficial ownership of ADSs, provided that any instrument of transfer is not executed in the U.K. and provided further that the instrument of transfer is not brought into the U.K. An agreement for the transfer of ADSs or beneficial ownership of ADSs will not give rise to a liability for stamp duty reserve tax.

A transfer for value of the ordinary shares will generally be subject to ad valorem stamp duty or to stamp duty reserve tax. Stamp duty will arise on the execution of an instrument to transfer ordinary shares. Stamp duty reserve tax will arise on the entry into an unconditional agreement to transfer ordinary shares or on a conditional agreement to transfer ordinary shares becoming unconditional, but the charge may be canceled if stamp duty has been paid. Stamp duty and stamp duty reserve tax are normally a liability of the purchaser. Any transfer for value of the underlying ordinary shares represented by ADSs, rather than the ADSs themselves, may also give rise to a liability on the transferee to stamp duty or stamp duty reserve tax. The rate of stamp duty payable is 0.5% of the consideration rounded up to the nearest £5, and 0.5% of the consideration in the case of stamp duty reserve tax. On a transfer of ordinary shares from the custodian of the depositary to a holder of a ADS upon cancellation of the ADS, only a fixed stamp duty of £5 per instrument of transfer will be payable.

If ordinary shares are uncertificated, a transfer of those shares effected through CREST (in which there is a change in the beneficial ownership of those shares) will generally be subject to stamp duty reserve tax at the rate of 0.5% of the value of the consideration given. The duty will be payable by the new beneficial owner.

CREST is obliged to collect stamp duty reserve tax on relevant transactions settled within CREST. When ordinary shares are transferred to a member of CREST who will hold those shares in uncertificated form (de-materialised) as nominee for the transferor, and, accordingly, no change in beneficial ownership of those shares ensues, no stamp duty or stamp duty reserve tax will generally be payable. When ordinary shares which are held in uncertificated form are transferred by a member of CREST to a beneficial owner who is not a member of CREST and on whose behalf the member of CREST has held them as nominee (re-materialised), so that no change in beneficial ownership of those shares ensues, and no onward sale is contemplated, then no stamp duty or stamp duty reserve tax will generally be payable.